Exhibit 20.2 Letter to shareholders

January 31, 2005

To Our Shareholders:

Looking back two years for 2003 we saw no less than an increase of earnings of 41% over 2002, driven by a "once in a career" surge in the mortgage refinancing business. Last year as we commenced 2004, we realistically expected that there would be no way that we could replace that surge in specific mortgage earnings with general growth planned for our "core banking" performance. Possibly over two years the core banking engine could replace such good fortune, but not just in one year. Well, I am pleased to report that we have effectively done just that, returning $21.09 for 2004, just one cent off last year's $21.10 because the "core banking" income (absent mortgage banking) was up so significantly. This strong performance was due to higher than budgeted growth of our earnings assets of 10.3% year-over-year demonstrating the vigor of our expanded footprint. This performance was even in the face of continued pressure on the net interest margin which finished at 4.29%, off 14 basis points from the previous year. In fact, the mortgage volumes for this year, though quite respectable, were half of those experienced for the previous year for a reduction in mortgage banking income of no less than $1.6 million. Happily, the gross revenues from this expanded volume of "core" business as further supplemented by increases in Wealth Strategy's performance and other increases in deposit and loan fees, represented an offset of nearly two times the reduction in the mortgage business. This splendid performance of our "core banking" operations is significant because it represents a new foundation upon which we can build further earnings growth in the years ahead contrasted with the pleasant fortuity of the one year continuation of the mortgage frenzy we delighted in last year. This performance represents $2.80 per share over our budget of $18.29 or 15.3% better, and a Return on Average Assets of 1.13%, and a Return on Beginning Equity of 17.2%, and a Capital Ratio of 7.2% up from 6.78% for last year.

This performance was further supported by a better than expected lower Provision for Loan Losses due to the sustained quality of our loan portfolio which we had every reason to believe might be buffeted by the reverberations of the prior years of sidewise economic activity in the economy. Customarily there is a lag effect of the workout of troubled loans as the recovery begins. Our largest category of overhead being wages and benefits, was constrained to an increase of only 2.5% in spite of our growth of staff to populate our 20th facility with the opening of the Penfield "Tavern" Office in the first quarter of the year. Also the administrative expense continued to improve (lower) to 2.45% of average earnings assets. Thus, a number of components which we had planned to come together felicitously as we began to harvest the benefits of our expansion, have come to pass allowing among other things the growth of our Capital Ratio which, at 7.2%, nears our first target set several years ago of 7.5% . As I have indicated in this space before, the importance of the Capital Ratio derives from the need for capital to support the future growth of assets necessary to garner increasing gross revenues on an expanded deposit and loan structure - indeed, "more apples from the existing trees" as the analogy goes.

Our expansion plans to double the number of our offices from 10 to 20 has drawn to a close with the opening of Penfield. So, this year we turned to the growth of revenues which was, indeed, the principle purpose which we set out to accomplish five years ago when we decided to embrace the entire metropolitan market. Thus, we finished with assets of $975 million, flirting with the $1 billion mark, which we had projected to achieve in 2005 which represents more than doubling the size of our footings over the last six years for a compounded annual growth rate of over 14% with the same growth and performance for our loan portfolio closing at $676 million, that is, doubling over the period, and deposits of $881 million growing even more. All of this, of course, drives our net income which at $10.6 million is virtually three times the $3.6 million returned at the close of 1998. It is apparent that our plan is working and produced splendid results notwithstanding a widespread malaise in the economy and the world geo-political situation during this six-year period.

This performance and our brand in the marketplace has been recognized in the media, specifically The Rochester Business Journal which, for the second time, has done an analysis of our Company and would appear has established us firmly in the Top 50 Companies, specifically the Top 25 Private Companies in the Rochester Metro Market. This, in turn, undoubtedly has been reflected in our stock performance which has returned a 23% increase over the year set at the most recent auction held December 22nd where the average price was established at $361.01 compared to $293.85 on December 4, 2003. At this level we are selling at seventeen times earnings and two and one-half times book, all very reasonable. Happily, $1 invested at the beginning of the six-year period is worth in excess of $2.80 today, compared to $1 invested in the S&P 500 which is roughly worth about the same $1 today, and our dividend has continued to increase each year as it has for decades providing a nice balance for an investment between current earnings and solid capital growth.

During the course of the year we have continued to build our Customer Value Management system by developing and executing a number of strategies to include utilizing new software which allows us to segment our existing customer base and conduct programs and target presentations to selected groups of customers that show a need or propensity for certain of our products and services. Organizing our efforts around life stages, we assemble products and services appropriate for the commitment and concerns of these designated customer segments, develop a sales and marketing plan, and execute on the strategy. We measure success in the numbers of households that we bring new to the Bank and the increases in businesses which we achieve with our existing customers. All of this is managed and monitored by our newly developed software systems which allows us to stay focused on developing comprehensive financial services for individuals whether they be growing businesses or families. Our Workplace Banking Program has netted significant results in expanding both our retail business as well as gaining entry to a number of commercial accounts with whom we are expanding our commercial business. Likewise, we have developed customer treatments in our Wealth Strategies Group to assist in the acquisition and retention of Investment Management and Trust business. All of these efforts are managed by a team of sales and service professionals whose sole objective is the care and feeding of the customer relationship, and adding value to that relationship in a disciplined and concerted way. For selected individuals we have dedicated Personal Bankers who are fully trained and available to assist any level of customer in managing individual challenges with respect to education and retirement, as well as developing a comprehensive financial plan supported by a full array of our products and services available under one roof. Meanwhile, we have developed a suite of services for the business customer second to none in the region, giving access to the business customer for the first time, a full range of Bill Pay, ACH and Lock Box services which are all available on-line and convenient, all fully integrated with their commercial lines of credit and other lending. Whether the customer is a medium sized firm or individual proprietorship, all of these services are available 24-hours/7 days a week on-line affordably priced.

For the coming year these processes will continue to be supported and developed by functions internal to our institution which analyze and test the feasibility of all of our initiatives continuously by way of a Steering Committee process imbedded in our organization. Moreover, our extended and growing net of lending activities is overseen and underwritten by a Credit Administration Department second to none in the region, and the tracking of revenues and pricing on all of our loan and deposit services are continuously managed by our Asset Liability Committee structure utilizing software models giving guidance to the administration and individual loan officers as to pricing in order to meet the competition as well as assure the returns which are appropriate for our Company and our earnings expectations. None of these functions existed in any kind of formal format six years ago, and their effective functioning enables us to deliver consistent performance as well as provides a foundation for our continued growth as we look to expand our business and garner new and broader customer relationships.

With the physical expansion in place and our focus now directed at developing revenues, we turn to reviewing the Strategic Plan laid out nearly 10 years ago as the Plan for Value 2010. This year we have commenced a review of our current market and situation with an eye to developing a Plan for Value 2020, 15 years hence. In so doing, we recognize the components of growth and success which we have achieved to date, and plan to continue to execute and develop those strategies over the coming decade. We are also mindful of the unique position which we hold in our economy as the community's financial intermediary unlike any other in this market. A specific example: a dollar placed in our Bank as a deposit sees 95 cents invested in the local community in the form of mortgage and car loans or underwriting a business enterprise. The balance of that dollar is invested in a municipal bond. That dollar, in turn, is leveraged by yet another dollar in the form of: 1) participations which we fund with deposits drawn from other community banks in other parts of this region who do not have the economic opportunities to create loans and underwrite growing businesses as we do in the Rochester Metropolitan market. In addition to this, 2) our mortgage business underwrites well over $100 million of mortgaging each year funded by investor money brought in from other states which underwrites the quality of life in our region, so quite literally it can be said that for every dollar on deposit in our Bank we deliver or facilitate $2 of economic underwriting to the community. Moreover, we have 1,200 shareholders, 75% of whom live within the three zip code area and the other 25% of whom visit them during the summer, so we are the epitome of a community bank in terms of ownership, investment philosophy and function within the economy.

In stark contrast with our Bank are the many competitors, both Bank and non-bank alike, who do not function as the community's intermediary because they focus on only one component of the business, be it deposit, be it investment, and work that component in a vacuum unrelated to the community. For example, other than ourselves, the fastest growing depository institution in the region is a well known Credit Union. Recently analyzing their balance sheet, it became apparent that for every dollar of deposit, 65 cents went into local mortgages, a good thing as far as it goes, and the balance of that dollar went into investment in U.S. Government Securities to maintain a liquid position. Of course, the impact of this is to invest only 65 cents into the community, and funds invested in U.S. Treasuries leave the community and go to Washington to be used in the general expenditures of the Federal Government. Moreover, the Credit Union pays no Federal or State income taxes. A brokerage firm will siphon off economic resources to underwrite capital markets far from the community, perhaps delivering a good return but that is as far as it goes in terms of contributing to the general welfare of the local economy. There are other smaller financial institutions which are, in fact, closely held by a few individuals or perhaps families which in and of themselves do not represent a cross-section of the community, but represent a good but individual investment for those individuals and families. So it can be seen that we are truly the only "Community Bank" which is locally owned and also a full service financial institution providing financial services to individuals, whether they grow families or businesses, in the region focusing exclusively on underwriting activity only within the community from whence the funds are drawn in the first place. It really does matter that these financial resources are managed and allocated in accordance with local priorities by people that work, live and play here. So it does matter where you put your money.

So, as we look to the year 2020 we are mindful of the trends in the marketplace which continue from those already well established ten years ago to include the further consolidation of the financial services industry. Even in our own metropolitan market, there is not one but three financial institutions, each of which is merging for the fourth time in 20 years. Rochester Community Savings Bank turned into Charter One which is being taken over by Citizens which is owned by the Bank of Scotland. Lincoln Rochester has moved through Lincoln First, then Chase and J.P. Morgan Chase, finally now Bank One. Security Trust, of course, became Norstar, then Fleet, only then to now be folded under the banner of the Bank of America. Yes, there are banking buildings in Rochester, the signs on which are being changed for the fourth time reflecting this further consolidation of financial resources.

It is as if we are in the midst, at the halfway point, of a 50-year continuum in the evolution of financial services. At the beginning, banking, insurance and subsidiaries were separated by and distinguished by charter, regulation and tradition. The services were valuable in each industry because they were the only place that certain services could be obtained. With the advent of technology and the movement of markets, technology permitted the blurring of these distinctions and finally, and somewhat belatedly, Congress a few years ago codified that which the markets had already achieved. Now you can have a checking account at an insurance company, at a brokerage firm or a bank even though the instrument that looks like a check is not in law precisely an order to withdraw on a demand account. In one case it may be a negotiable order to withdraw on a savings account, in another case it may be to liquidate a dollar denominated investment. Be that as it may, certainly in the next twenty five years these distinctions will further blur to their complete obliteration and people will be able to receive their financial services from literally hundreds of places, depending on an enterprise's willingness to learn about the business and to deliver quality service. We intend to offer quality products and quality services, and by that distinguish ourselves from others who would compete with us. The consumer who must have financial services from somewhere will gravitate to us because of the quality of our service and the competency of our people, as our "stock in trade," so that we will be the lenders and managers of money of choice. But, the distinguishing characteristic will be the quality of what we do and how we do it unprotected by charter, regulation or tradition. The good news is that we have collected the best talent available, and have begun to mold it into a team which consistently delivers on the quality about which I speak. As a result, our prospects for the future are bright, our business model is sound and the prospect of continued success is before us.

This letter would not be complete without acknowledging that much of this is due to those who have gone before us as well as those who have currently retired, having left a legacy of quality and preparation for us to act upon and develop. I speak of David Morrow and Judi Stewart, each of whom have retired as of the end of the year. David gave us an Information Technology Department second to none in the region, and Judi established a process to manage the Risk Operations of the Bank in a way that is truly novel and has put us in the forefront of managing and processing the many projects and challenges that come before us each day in a routine fashion which is now embedded in our organization and culture. Most importantly, I must acknowledge the enduring example of our values embodied in the person of our former Chairman David Hamlin who died this past summer. He was a man of integrity, intellect and compassion who lived his life and influenced our Company with the strength his character, which is an inspiration for all of us and forms the core of our business beliefs. To these individuals, we owe a great debt of gratitude. We respond to these contributions and efforts by recognizing our Senior Management staff in a way which is increasingly more "customer centric" and which will support our efforts to develop our Company further, thereby enhancing our ultimate purpose of being the financial service provider of choice for our marketplace in the decades ahead.

Very truly yours,

/s/George W. Hamlin, IV
George W. Hamlin, IV President and CEO